EXHIBIT 4.1


                               FIFTH AMENDMENT TO
                     SHAREHOLDER PROTECTION RIGHTS AGREEMENT

     THIS FIFTH AMENDMENT (this "Amendment"), effective as of March 15, 2006, is between PRG-SCHULTZ INTERNATIONAL, INC., a Georgia corporation (the "Company"), and WACHOVIA BANK, NATIONAL ASSOCIATION f/k/a FIRST UNION NATIONAL BANK, as Rights Agent (the "Rights Agent").

                               W I T N E S S E T H

     WHEREAS, in connection with that certain Shareholder Protection Rights Agreement dated as of August 9, 2000, as amended effective May 15, 2002, August 16, 2002, November 7, 2005 and November 14, 2005, between the Company and the Rights Agent (the "Agreement"), the Board of Directors of the Company deems it advisable and in the best interest of the Company and its shareholders to amend the Agreement in accordance with Section 5.4 of the Agreement;

     WHEREAS, pursuant to its authority under Section 5.4 of the Agreement, the Board of Directors of the Company has authorized and approved this Amendment to the Agreement set forth herein as of the date hereof.

     NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

     1. Definitions. Capitalized terms used in this Amendment, which are not otherwise defined herein, are used with the same meaning ascribed to such terms in the Agreement.

     2. Amendments.

     (a) The definition of "Acquiring Person" in Section 1.1 is hereby deleted in its entirety and replaced to read as follows:

          "Acquiring Person" shall mean any Person who is a Beneficial Owner of 15% or more of the outstanding shares of Common Stock; provided, however, that the term "Acquiring Person" shall not include any Person
          (i) who shall become the Beneficial Owner of 15% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock, (ii) who is the Beneficial Owner of 15% or more of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 15% or more of the outstanding shares of Common Stock, (iii) who is the Beneficial Owner of shares of Common Stock consisting solely of shares of Common Stock, the Beneficial

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          Ownership of which was acquired by such Person pursuant to any action or transaction or series of related actions or transactions approved by the Company's Board of Directors before such person otherwise became an Acquiring Person, (iv) who was the Beneficial Owner of 15% or more of the outstanding shares of Common Stock on August 9, 2000 and does not thereafter acquire Beneficial Ownership of additional shares of Common Stock that in the aggregate exceed 2% of the outstanding shares of Common Stock, or (v) who is a member of the Ad Hoc Committee of the Company's 4 3/4% Convertible Subordinated Note holders formed in October 2005 (including without limitation the Blum Investors, Parkcentral Global Hub, Limited and Petrus Securities, L.P. and any affiliates or associates of those Persons named as reporting persons on a Schedule 13D or amendment thereto filed by such Persons with the Securities and Exchange Commission with respect to the Company's securities and as a direct result of the formation and/or activities of the Ad Hoc Committee) and who may be deemed to be an Acquiring Person solely due to such Person's membership or participation in the activity of the Ad Hoc Committee (as a point of clarification of this clause (v), in no event shall any acquisition of shares of Common Stock of the Company or securities convertible into shares of Common Stock of the Company by any such Person be exempted hereunder); provided, however, that the terms of this clause (v) shall automatically expire and have no further effect upon the dissolution of the Ad Hoc Committee by the members of the Committee. In addition, notwithstanding any provision of this Agreement to the contrary, (A) no Blum Investor or Investors shall be deemed an Acquiring Person for any purpose under this Agreement for so long as that certain standstill agreement (the "Standstill Agreement") between the Company and the Blum Investors dated August 16, 2002, as amended and restated on November 14, 2005, is in effect and so long as the Blum Investors have increased their Beneficial Ownership of Common Stock above that shown in the Blum Investors' amendment to Schedule 13D filed with the Securities and Exchange Commission on June 17, 2002 by no more than 5,784,675 shares in the aggregate (without giving effect to (i) any stock split, share dividend, recapitalization, reclassification or similar transactions effected by or with the approval of the Board of Directors of the Company after the date hereof, (ii) any shares that they may be deemed to own beneficially of any member of the Ad Hoc Committee solely by reason of their membership or participation in the activities of that Committee, (iii) any shares that they may be deemed to own beneficially as the result of the acquisition after the date hereof, but prior to the expiration of the exchange offer described in
          (B) below, of any of the Company's 4 3/4% Convertible Subordinated Notes and any shares of Common Stock acquired upon conversion thereof, and (iv) any increase in the Blum Investors' beneficial ownership as a result of the consummation of the transactions described in (B) below, but only to the extent set forth therein) (the "Limit"); provided, however, that the Limit shall be reduced, on a share for share basis, by any shares sold or otherwise disposed of by any Blum Investor otherwise than to another Blum Investor and by that number of shares that are acquired by the Company under an Option Agreement in the form attached hereto as Annex A between the Company and Schultz PRG Liquidating Investments Ltd.; provided, further, however, that any termination of the Standstill Agreement by the Company or delivery of

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          any notice of termination by the Blum Investors, in each case pursuant to Section 16 of the Standstill Agreement, shall rescind this sentence and cause the Blum Investors' full Beneficial Ownership of Common
          Stock to be considered for purposes of determining whether or not the Blum Investors are an Acquiring Person, and (B) no increase in any Person's Beneficial Ownership of Company Common Stock resulting solely from the consummation of, or the acceptance of securities by the Company in, its contemplated exchange of securities for its 4 3/4% Convertible Subordinated Notes, as described more fully in the Company's Schedule TO filed with the Securities and Exchange
          Commission on February 1, 2006, as amended, shall be considered in determining whether or not such Person Beneficially Owns 15% or more of the Company's Common Stock; provided that this subsection (B) shall have no force or effect if any such Person shall have increased his, her or its Beneficial Ownership of Company Common Stock subsequent to the consummation of such exchange offer (other than an increase due solely to a decrease in the number of shares of Common Stock outstanding) without the prior approval of the Company's Board of Directors or a committee thereof composed of independent directors, determined in accordance with the standards of the Nasdaq National Market. Additionally, the Company, any wholly-owned Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a wholly-owned Subsidiary of the Company shall not be an Acquiring Person.

     3. Counterparts. This Amendment may be executed in any one or more counterparts, each of which shall be deemed an original and all of which shall together constitute the same Amendment.

     4. Ratification. Except as modified and amended as set forth herein, the Agreement is hereby ratified and confirmed without further modification or amendment.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above written.

                                       PRG-SCHULTZ INTERNATIONAL, INC.


                                       By:  /s/ James B. McCurry
                                           -------------------------------------
                                       Name:  James B. McCurry
                                           -------------------------------------
                                       Title: President and Chief Executive
                                              Officer
                                           -------------------------------------


WACHOVIA BANK, NATIONAL ASSOCIATION
f/k/a FIRST UNION NATIONAL BANK


By:  /s/ Patrick J. Edwards
   -------------------------------------
Name:  Patrick J. Edwards
   -------------------------------------
Title: Vice President
   -------------------------------------




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